UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Olympic Steel, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, OH 44146 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2008 Annual Meeting of Shareholders of Olympic Steel, Inc. to be held at 625 Xenium Lane North, Minneapolis, Minnesota 55441 on April 30, 2008 at 10:00 a.m. Central Time. We are pleased to enclose the notice of our Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to: (1) approve the election of Directors nominated by the Board of Directors and (2) ratify the selection of Olympic Steel’s independent auditors for the year ending December 31, 2008. Your Board of Directors unanimously recommends that you vote “FOR” each proposal stated in the Proxy.

Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

Michael D. Siegal
Chairman and Chief Executive Officer

April 1, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 2008
THE PROXY AND SOLICITATION
PURPOSES OF ANNUAL MEETING
VOTING SECURITIES
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES WITH TERMS THAT EXPIRE IN 2010
DIRECTORS WITH TERMS THAT EXPIRE IN 2009
PROPOSAL TWO RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT AUDITORS
CORPORATE GOVERNANCE
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
BOARD AND COMMITTEE POLICIES
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
2007 SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END TABLE
2007 OPTION EXERCISES AND STOCK VESTED TABLE
2007 PENSION BENEFITS
2007 NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2007 DIRECTOR COMPENSATION TABLE
RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INCORPORATION BY REFERENCE
OTHER MATTERS
SHAREHOLDERS’ PROPOSALS
ANNUAL REPORT

Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, OH 44146 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2008

The Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation (the “Company”), will be held on April 30, 2008, at 625 Xenium Lane North, Minneapolis, Minnesota 55441, 10:00 a.m. Central Time, for the following purposes:

1. To elect four Directors to the class whose two-year term will expire in 2010;

2. To ratify the selection of the Company’s independent auditors for the year ending December 31, 2008; and

3. To transact such other business that is properly brought before the meeting.

Only holders of record of shares of the Company’s common stock on the books of the Company at the close of business on March 10, 2008 will be entitled to vote at the meeting.

Your vote is important. All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, please mark, date, and sign your Proxy, and return it promptly in the enclosed envelope. Any shareholder attending the meeting may vote in person even if the shareholder returned a Proxy.

By Order of the Board of Directors

Christopher M. Kelly
Secretary

Cleveland, Ohio

April 1, 2008

THE ENCLOSED PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

2008 ANNUAL MEETING

April 30, 2008

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about April 1, 2008 to the shareholders of Olympic Steel, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the enclosed form of Proxy for the 2008 Annual Meeting of Shareholders to be held on April 30, 2008, at 625 Xenium Lane North, Minneapolis, Minnesota 55441 at 10:00 a.m. Central Time (the “Annual Meeting”). Pursuant to the Ohio General Corporation Law, any shareholder signing and returning the enclosed Proxy has the power to revoke it by giving notice of such revocation to the Company in writing or in the open meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by Proxy of at least a majority of the outstanding shares of the common stock of the Company (the “Common Stock”) entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum has been achieved.

The election of Directors requires approval by a plurality of the votes cast. Abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of Directors. Although the Company’s independent auditors may be selected by the Audit and Compliance Committee of the Board of Directors without shareholder approval, the Audit and Compliance Committee will consider the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the year ending December 31, 2008. As a result, abstentions will have the same effect as a vote cast against the proposal, but broker non-voters will have no effect on the outcome of this proposal.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. Although the Company has not retained a proxy solicitor to aid in the solicitation of proxies, it may do so in the future if the need arises, and does not believe that the cost of any such proxy solicitor will be material. In addition to solicitation of proxies by mail, certain Directors, Officers and other employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send Proxy material to beneficial owners and will, upon request, reimburse them for their out-of-pocket expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of: (1) electing four Directors of the class whose two-year term of office will expire in 2010; (2) ratifying the selection of the Company’s independent auditors for the year ending December 31, 2008; and (3) transacting such other business as may properly come before the meeting and any adjournments thereof.

The two persons named in the enclosed Proxy have been selected by the Board of Directors and will vote Common Stock represented by valid Proxies. Unless otherwise indicated in the enclosed Proxy, they intend to vote “FOR” the election of the Director-nominees named herein and the ratification of the selection of PwC as the Company’s independent auditors for the year ending December 31, 2008.

VOTING SECURITIES

The Board of Directors has established the close of business on March 10, 2008 as the record date for determining shareholders entitled to notice of the meeting and to vote. On that date, 10,845,077 shares of Common Stock were outstanding and entitled to one vote on all matters properly brought before the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors is divided into two classes, whose members serve for a staggered two-year term. The term of one class, which currently consists of four Directors, expires in 2008; the term of the other class, which consists of three Directors, expires in 2009.

The Board of Directors has nominated David A. Wolfort, Ralph M. Della Ratta, Martin H. Elrad and Howard L. Goldstein to stand for reelection as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2010 Annual Meeting of Shareholders.

At the Annual Meeting, the shares of Common Stock represented by valid Proxies, unless otherwise specified, will be voted to elect the four Director-nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

The Board of Directors recommends that each shareholder vote “FOR” the Board of Directors’ nominees. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

NOMINEES WITH TERMS THAT EXPIRE IN 2010

		Principal Occupation,
		Past Five Years,	Director
Name of Director	Age	Other Directorships	Since

David A. Wolfort	55	President since January 2001 and Chief Operating Officer of the Company since 1995. Serves as a Director of the Metals Service Center Institute (“MSCI”). Past Chairman of the MSCI Political Action Committee and past Chairman of the MSCI’s Government Affairs Committee, and a Regional Board Member of the Northern Ohio Anti-Defamation League.	1987
Ralph M. Della Ratta	54	Since August 2004, the Founder and Managing Director, Western Reserve Partners LLC (an investment banking firm). Previously, Senior Managing Director Max Ventures, LLC (a venture capital firm) and prior to that, Senior Managing Director and Manager of the Investment Banking Division of McDonald Investments, Inc. Serves on the board of directors of PsyMax, Inc., Western Reserve Partners LLC and McCormack Advisors International.	2004
Martin H. Elrad	68	Private investor.	1987
Howard L. Goldstein	55	Managing Director of Mallah Furman (a certified public accounting firm) and a Senior Partner for over 25 years. Member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Florida Board of Accounting, the New Jersey Board of Certified Public Accountants and the New Jersey Institute of Certified Public Accountants.	2004

DIRECTORS WITH TERMS THAT EXPIRE IN 2009

		Principal Occupation,
		Past Five Years,	Director
Name of Director	Age	Other Directorships	Since

Michael D. Siegal	55	Chief Executive Officer of the Company since 1984, and Chairman of the Board since 1994. Serves on the following boards: American National Bank (Cleveland, Ohio), University Hospitals-Rainbow Baby’s Committee (Cleveland, Ohio) and MSCI. Vice Chairman of the Development Corporation for Israel and past Vice President of the Cleveland Jewish Federation.	1984

		Principal Occupation,
		Past Five Years,	Director
Name of Director	Age	Other Directorships	Since

Thomas M. Forman	62	Business consultant and private investor. From 1999 to 2000, served as Chief Administrative Officer and co-founder of HealthSync (a provider of an employer-paid health insurance marketplace). Serves on the Board of Advisors of the Shaker Consulting Group and White Dove Mattress Company. Previously, served as Vice President of Sealy Corporation and as Executive Vice President and a member of the Board of Directors of Bridgestone/Firestone, Inc.	1994
James B. Meathe	50	Since 2005, Managing Partner, Walloon Ventures (a real estate development firm). Vice Chairman of Palmer & Cay, Inc. (an insurance and brokerage firm) from 2004 to 2005. Previously served as President and Chief Operating Officer of Palmer & Cay from 2003 to 2004, and as Managing Director and Chairman Midwest Region of Marsh Inc. (a risk and insurance services firm) from 1999 to 2002. Previously, served in several senior management positions with Marsh Inc. Served on the Board of Directors of Boykin Lodging Company until its sale in September 2006.	2001

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF
THE COMPANY’S INDEPENDENT AUDITORS

PwC served as independent auditors of the Company for the year ended December 31, 2007 and have been retained by the Audit and Compliance Committee to do so for the year ended December 31, 2008.

Shareholder ratification of the selection of PwC as the Company’s independent auditors is not required by the Company’s Amended and Restated Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of PwC to the shareholders for ratification. If the shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain the firm. In such event, the Audit and Compliance Committee may retain PwC, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit and Compliance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting, and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Company’s Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of the Company’s independent auditors for the year ending December 31, 2008.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors of Olympic Steel held four regularly scheduled meetings and one other meeting in 2007. The Board has a standing Audit and Compliance Committee, Compensation Committee and Nominating Committee. The Audit and Compliance Committee, Compensation Committee and Nominating Committee held four, six and four meetings, respectively, in 2007. The committees receive their authority and assignments from, and report to, the Board.

All of the current Directors attended at least seventy-five percent of the Board meetings and all applicable committee meetings held during 2007. In addition to holding regular committee meetings, the Board members and committee members also reviewed and considered matters and documents and communicated with each other apart from the meetings. The Board determines the independence of each Director and each Director-nominee in accordance with the independence standards set forth in the listing standards of the Nasdaq Stock Market. The Board has determined that Messrs. Della Ratta, Elrad, Forman, Goldstein and Meathe are independent Directors as defined in the Nasdaq Stock Market listing standards.

Audit and Compliance Committee.  The Audit and Compliance Committee is chaired by Mr. Goldstein and also consists of Messrs. Elrad, Forman and Della Ratta. The Audit and Compliance Committee is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent auditors. Each committee member is an “independent director” as defined in the Nasdaq Stock Market listing standards and applicable SEC rules. Mr. Goldstein has been designated by the Board as the “audit committee financial expert” under SEC rules and satisfies the Nasdaq’s professional experience requirements. The Audit and Compliance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.  The Compensation Committee is chaired by Mr. Meathe and also consists of Messrs. Elrad, Forman and Goldstein. Each committee member is an “independent director” as defined in the Nasdaq Stock Market listing standards. The primary purposes of the Compensation Committee are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to administer our equity-based or equity-linked compensation plans, bonus plans, supplemental executive retirement plan and deferred compensation plans after consultation with management. The Compensation Committee reviews and recommends to the Board for approval the base salary, annual bonus, long-term incentive compensation and other compensation, perquisites and special or supplemental benefits for our Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations concerning our employee benefit policies and has authority to administer our equity compensation plans. The Compensation Committee has the authority to hire compensation consultants and legal, accounting, financial and other advisors, as it deems necessary to carry out its duties. Management assists the Compensation Committee in its administration of the executive compensation program by recommending individual and company goals and by providing data regarding performance. As in prior years, during 2007, our Compensation Committee engaged Towers Perrin, a global professional services firm that provides human resources consulting services, as an outside independent compensation consultant to advise the Compensation Committee on our compensation program. The Compensation Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating Committee.  The Nominating Committee is chaired by Mr. Elrad and also consists of Messrs. Della Ratta and Goldstein. This committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The Nominating Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Each committee member is an “independent director” as defined in the Nasdaq Stock Market listing standards.

BOARD AND COMMITTEE POLICIES

Shareholder Communications.  Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, Ohio 44146. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of our Secretary who will forward any communications directly to the Board or the individual Director(s) specified in the communication.

Director Nominations Process.  The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating Committee. The Nominating Committee also may, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level executives, individuals personally known to members of the Board and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the suitability of the candidates, the Nominating Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole and of committees of the Board.

The Nominating Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2009 Annual Meeting may do so by providing written notice to us in care of our Secretary no later than December 31, 2008. Such recommendation must include the information required of Director-nominations by our Amended and Restated Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating Committee and the Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Annual Meeting Attendance.  The Board does not have a formal policy with regard to Directors’ attendance at the Annual Meeting of Shareholders. However, because a Board meeting usually precedes the Annual Meeting, all Directors are urged to attend. Last year, all Directors, except Mr. Elrad, were present at the Annual Meeting.

CODE OF ETHICS

We have adopted a Business Ethics Policy. The full text of the Business Ethics Policy is available through the “Investor Relations” section of our website at www.olysteel.com. The Business Ethics Policy applies not only to our executive and financial officers, but also to all of our employees. We intend to disclose any amendments to the Business Ethics Policy, and all waivers of the Business Ethics Policy relating to our Chairman and Chief Executive Officer, Chief Financial Officer and President and Chief Operating Officer by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 10, 2008 (unless otherwise indicated) by each person or entity known to us to beneficially own 5% or more of the outstanding Common Stock based upon information furnished to us or derived by us from publicly available records.

	Number of Shares	Percentage of
Names of Beneficial Owners	Beneficially Owned[1]	Ownership

Royce & Associates, LLC[2] 1414 Avenue of the Americas New York, NY 10019	1,446,274	13.34%
Michael D. Siegal[3] 5096 Richmond Road Cleveland, OH 44146	1,314,433	12.12%
Dimensional Fund Advisors LP4 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	903,196	8.33%
Goldman Sachs Asset Management, L.P.[5] 32 Old Slip New York, NY 10005	627,690	5.79%

[1]	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 10, 2008 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

[2]	Based on Schedule 13G filed with the SEC on January 30, 2008 describing ownership as of December 31, 2007.

[3]	Includes 1,333 shares issuable upon the exercise of options exercisable within 60 days after March 10, 2008.

[4]	Based on Schedule 13G filed with the SEC on February 6, 2008 describing ownership as of December 31, 2007.

[5]	Based on Schedule 13G filed with the SEC on February 1, 2008 describing ownership as of December 31, 2007. According to the Schedule 13G, Goldman Sachs Asset Management has sole voting power with respect to 573,580 shares and sole investment power with respect to 627,090 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 10, 2008 by our Directors, each of the Executive Officers named in the summary compensation table included herein, whom we refer to as the named executive officers, and all the Directors and Executive Officers as a group.

	Number of Shares	Percentage of
Names of Beneficial Owners	Beneficially Owned[1]	Ownership

Michael D. Siegal[2]	1,314,433	12.12%
David A. Wolfort[2]	461,333	4.25%
Richard T. Marabito[3]	9,880	*
Esther Potash[4]	5,745	*
Richard A. Manson[5]	4,993	*
James B. Meathe6 7	26,000	*
Thomas M. Forman7 8	20,500	*
Howard L. Goldstein7 9	16,400	*
Ralph M. Della Ratta7 10	5,800	*
Martin H. Elrad7 11	5,800	*
All Directors and Executive Officers as a group (10 persons)[12]	1,867,894	17.12%

*	Less than 1%

[1]	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 10, 2008 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

[2]	Includes 1,333 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[3]	Includes 3,000 shares held in various trusts for the benefit of Mr. Marabito’s children. Mr. Marabito disclaims ownership of such shares. Also includes 1,380 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[4]	Includes 1,667 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[5]	Includes 333 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[6]	Includes 19,000 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[7]	Includes 1,800 restricted stock units awarded under the 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

[8]	Includes 15,000 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[9]	Includes 13,000 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[10]	Includes 2,000 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[11]	Includes 4,000 shares issuable upon the exercise of options within 60 days of March 10, 2008.

[12]	Includes 59,046 shares issuable upon the exercise of options within 60 days of March 10, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Act of 1934, as amended, requires the Company’s Officers and Directors, and persons who own greater than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership to the SEC. Officers, Directors and more than 10% shareholders are required by the SEC to furnish to the Company copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2007 and Forms 5 and amendments thereto furnished to the Company with respect to 2007, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company’s Officers and Directors were timely made.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are a leading U.S. steel service center with 53 years of experience. Our primary focus is on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. We operate as an intermediary between steel producers and manufacturers that require processed steel for their operations. As further discussed in this section, our compensation and benefit programs are designed to reward our employees when they help us achieve business objectives.

The following are the highlights of our 2007 executive compensation program:

▪	We increased the base salaries of most of our senior executive officers consistent with their performance and increased responsibilities;

▪	We paid our most senior executive officers an annual cash incentive award based on our pre-tax income achievement for 2007;

▪	We adopted a new omnibus equity incentive plan; and

▪	We awarded performance-earned restricted stock units to our executive officers and time-based restricted stock units to our non-employee directors under the new omnibus equity incentive plan.

The following discussion and analysis of our 2007 executive compensation, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives. The Compensation Committee’s strategy for achieving these goals is to:

▪	provide each named executive officer with total compensation that is competitive compared to compensation for similarly situated executives in public and privately-held steel and steel-related companies, and similar-sized non-steel companies, in order to attract and retain highly qualified executives;

▪	reward performance under a cash incentive plan that provides the potential for a substantial reward through the payment of a significant incentive that increases as our profits increase, but provides reduced incentive payments during periods when we do not achieve our business objectives; and

▪	provide short- and long-term incentives that appropriately align the compensation interests of our executives with the investment interests of our shareholders in increasing shareholder value.

Role of Compensation Committee and Management

Our Compensation Committee is responsible for setting and administering the policies and plans that govern the base salaries, bonuses and other compensation matters of our Chairman and Chief Executive Officer and the other executive officers named in the 2007 Summary Compensation Table below, whom we refer to as our named executive officers.

Management has a minor role in helping the Compensation Committee administer the executive compensation program by recommending individual and company performance goals, including offering suggestions for key metrics for use in our incentive program, and by providing data regarding actual performance. Otherwise, management is not involved in establishing executive compensation. As in prior years, the Compensation Committee engaged Towers Perrin, a global professional services firm that provides human resources consulting services, as our compensation consultant to advise the Compensation Committee on our compensation program.

Role of Compensation Consultant

Towers Perrin’s role in the executive compensation program is to compare the base salaries, annual cash incentive awards and long-term compensation of our named executive officers to the compensation paid to executives in similar positions both within and outside the steel service center industry in order to provide market “benchmarks” for the Compensation Committee to assess in evaluating and determining the compensation of our named executive officers. Towers Perrin compiled compensation data for a group of 17 steel and steel-related companies with annual revenues ranging from about $100 million to $1 billion. This range of revenues was chosen because it approximates our annual revenue range during the most recent years. The Compensation Committee used this group of companies, together with a group of other similar-sized non-steel companies, as a peer group in analyzing the competitiveness of our executive compensation. Similar-sized non-steel companies were chosen in addition to steel companies due to the relatively limited number of peer steel companies available for comparison purposes. We recognize that we do and will continue to compete with companies across industries and markets for executive talent, and have decided that we need to use a benchmarking peer group that includes more than just steel companies. The Compensation Committee believes that analyzing a peer group with this mix of attributes appropriately captures the kinds of companies with whom we compete in the hiring and retaining of our executives.

A representative of Towers Perrin attended one Board and Compensation Committee meeting in 2007. Towers Perrin does not provide us with any other services outside of those associated with advising us on our executive compensation program.

Compensation Allocation

Our executive compensation program consists of three primary components: base salary, annual cash incentive payouts and long-term compensation in the form of stock options and other equity-based awards. We also provide our executives with the opportunity to participate in a 401(k) retirement and profit-sharing plan, and a non-qualified defined contribution plan. Certain health, disability and life insurance and other customary fringe benefits also are available to our named executive officers, who participate in these fringe benefits on the same basis as our other employees. Each named executive officer also has entered into an agreement with us that provides for certain benefits upon a change in control.

In determining the relative allocation of these elements of compensation, the Compensation Committee seeks to provide an amount of long-term compensation, both in the form of equity and cash incentives, that is sufficient to align the interests of our executives with those of our shareholders, while also providing adequate short-term compensation, primarily in the form of cash, to attract and retain talented executives. The Compensation Committee takes into account various qualitative and quantitative indicators of company and individual performance in determining the level and composition of compensation for our Chief Executive Officer and other named executive officers. While the Compensation Committee considers our financial and operating performance, the Compensation Committee generally does not apply any specific quantitative formula in making base salary decisions, except with respect to the cash incentive award opportunities, as described below. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify — such as individual performance — and, accordingly, recognizes qualitative factors, which include successful supervision of major corporate projects and demonstrated leadership ability.

The Compensation Committee believes that the elements of the executive compensation program discussed below advance our business objectives and the interests of our shareholders by attracting and retaining the executive leadership necessary for growth and motivating our executives to increase shareholder value.

Elements of Compensation

Base Salaries.  The annual base salary of our named executive officers is based upon an evaluation of their significant contributions against established objectives as individuals and as a team, as determined by the Compensation Committee. The base salaries for Messrs. Siegal, Wolfort and Marabito are subject to minimum amounts established in accordance with their respective employment agreements. As noted above, when establishing base salaries for our named executive officers, the Compensation Committee considers the cash compensation offered by companies in other steel and steel-related companies, as well as other similar sized companies outside of the steel industry, and obtains the recommendations of Towers Perrin and management in order to determine the range of the base salaries. As mentioned above, the Compensation Committee also considered recommendations from Mr. Siegal in determining salary levels for our other named executive officers. As discussed further in the next paragraph, the Compensation Committee reviews the base salaries of our named executive officers on an individual basis periodically, rather than annually, and determines the base salary of our named executive officers after considering the above factors and the individual’s particular talents, skills, experience, industry knowledge and functional responsibilities and duties. The Compensation Committee does not consider whether an individual named executive officer has earned any incentive compensation in prior years in determining base salaries.

The base salaries paid to our named executive officers in 2007 were reviewed and approved by the Compensation Committee, and the amounts paid are reflected in the 2007 Summary Compensation Table. The salaries of Messrs. Siegal and Marabito were increased for 2007 as a result of these officers entering into new employment agreements with us in 2006. Under their employment agreements, the base salaries for Messrs. Siegal and Marabito were increased by $30,000 to $605,000 and by $25,000 to $325,000, respectively. In establishing Messrs. Siegal’s and Marabito’s 2007 base salaries, the Compensation Committee noted in particular their depth of industry knowledge, unique skills and the difference between their base salaries and those of other similar executives in the companies within our peer group. Mr. Wolfort’s base salary of $550,000 was last reviewed by the Compensation Committee in 2005, at which time it was increased by $125,000. The Compensation Committee decided not to increase Mr. Wolfort’s base salary for 2007. Ms. Potash’s base salary of $175,000 was negotiated when she was promoted to Chief Information Officer in May 2007. At that time, the Compensation Committee also reviewed Mr. Manson’s base salary, which was increased by $25,000 to $175,000. The Compensation Committee believes that the salaries of each of our named executive officers, as established for 2007, are reasonable when measured against the range of base salaries offered by other companies in the peer group reviewed by the Compensation Committee and in light of our performance in 2007.

Annual Cash Incentive Compensation.  We believe that a significant portion of the compensation paid to our named executive officers should be based on our annual performance, so that the executives are appropriately motivated to maximize our operating performance each year. We have established our Senior Management Compensation Program to provide our executives, including our named executive officers, with the opportunity to earn an annual cash incentive payout. The objectives of our Senior Management Compensation Program include:

▪	promoting profitability;

▪	managing assets;

▪	growing the company;

▪	holding participants accountable to their budgets;

▪	aligning participants’ interests with those actions that create value for shareholders; and

▪	putting compensation at risk based on annual performance.

Under our Senior Management Compensation Program, our named executive officers receive a cash incentive award based on our pre-tax income results for the most recently completed fiscal year. Cash incentive award amounts earned based on pre-tax income results may then either be increased or reduced based on our annual performance in certain key metrics established in advance by the Compensation Committee, which key metrics change from year to year and include safety, inventory turnover, expense control, reduction of aged inventory, days sales outstanding and tonnage growth. In this way, award amounts under the Senior Management Compensation Program are directly tied to our performance, so that the participants have the opportunity to earn significant cash incentive awards for years in which we perform well, but also bear the risk of earning little or no cash incentive compensation for years in which we perform below expectations. Amounts earned under the Senior Management Compensation Program are paid out in three installments over a two-year period following the year in which the cash incentive was earned in order to increase the Senior Management Compensation Program’s retention value and encourage the executives not to compete with us in the event their employment is terminated prior to completion of the payment period. The timetable for these payments is further described below in the footnotes to the 2007 Summary Compensation Table.

As in past years, in 2007, the Compensation Committee granted an annual cash incentive award opportunity for Messrs. Siegal, Marabito and Wolfort of 1.5% of our 2007 pre-tax income, and for Ms. Potash and Mr. Manson of 0.5% of our 2007 pre-tax income. The Compensation Committee set the annual cash incentive payout amounts for Messrs. Siegal, Wolfort and Marabito, in light of their significant functional responsibilities and duties and their positions as the most senior-level executives, at three times those established for Mr. Manson and Ms. Potash. For 2007, our pre-tax income was $40,505,000. Amounts earned based on pre-tax income results are then either increased or reduced based on our performance in other key metrics, which for 2007 were tonnage growth, expense control, inventory turnover and aged inventory reduction. In 2007, we did not fully achieve our other key metrics, which resulted in reduced cash incentive payout amounts for each named executive officer. For 2007, Messrs. Siegal, Wolfort and Marabito each earned an annual cash incentive payout of $532,730, which amount is a reduction by approximately $75,000 from the amount earned, and Mr. Manson and Ms. Potash each earned an annual cash incentive payout of $177,577, which amount is a reduction by approximately $25,000 from the amount earned. These annual cash incentive payout amounts are disclosed in the 2007 Summary Compensation Table. Annual cash incentive payout amounts will be paid to each executive in three installments over a two-year period in accordance with the terms of our Senior Management Compensation Program, which is further described under the 2007 Grants of Plan-Based Awards Table below.

Long-Term Equity-Based Compensation.  Historically, we have periodically granted stock options to certain employees, including our named executive officers, pursuant to our Stock Option Plan. The Compensation Committee believes that equity-based compensation awards are an appropriate means of aligning the interests of our executives with those of our shareholders by rewarding our executives based on increases in the prices of our Common Stock. Like base salary and the annual cash incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s job responsibilities, performance, potential for increased responsibility and contributions, leadership ability and commitment to our strategic efforts. The timing and amount of previous awards to, and held by, the executive is reviewed, but is only one factor considered by the Compensation Committee in determining the size of any equity-based award grants.

Prior to 2007, we last granted stock options under our Stock Option Plan to our employees in 2004. In 2007, we granted stock options for 24,170 shares of Common Stock to 13 employees under our Stock Option Plan, which represented the remaining shares available for issuance under that plan. These options were granted on May 1, 2007, have an exercise price of $32.63 and vest in three equal installments on the first three annual anniversaries of the grant date.

In 2007, the Compensation Committee determined that our executive compensation program would be enhanced by making equity-based awards a more integral component of the overall compensation provided to our management in future years. Accordingly, at the Annual Meeting of Shareholders held on April 27, 2007, our shareholders approved the Olympic Steel, Inc. 2007 Omnibus Incentive Plan, which we refer to as the Incentive Plan. The Incentive Plan authorizes us to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, and other stock- and cash-based awards to our employees, directors and consultants.

Stock options become exercisable in accordance with a vesting schedule established by the Compensation Committee upon grant. Typically, stock options become exercisable ratably over a six-month to three-year period after the date of grant to support executive retention and expire after ten years to reward long-term share price appreciation. When we have granted stock options, we have done so at regular Compensation Committee meetings, which are scheduled in advance to occur after our first quarter earnings release and during a period in which our insider trading policy generally permits trading in our stock. Under the Incentive Plan, 500,000 shares of our Common Stock are available for equity grants. For more information about our Stock Option Plan and Incentive Plan, and awards under those plans for 2007, see the 2007 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2007 Fiscal Year-End Table, and the accompanying narratives below.

On May 1, 2007, the Compensation Committee granted performance-earned restricted stock units for 32,378 shares of Common Stock to 21 members of our senior management under the Incentive Plan. Our named executive officers can earn these restricted stock units for the achievement of specific earnings before interest, taxes, depreciation and amortization, or EBITDA, and return on invested capital targets for a 32-month period beginning May 1, 2007 and ending December 31, 2009. The Compensation Committee chose EBITDA as the first performance metric for this equity award because it believes EBITDA is a fair measure of our growth and profitability during the performance period, and is a fairly universal basis for valuing companies across or among industries. The Compensation Committee chose return on invested capital as the second performance metric in order to determine whether any growth and profitability demonstrated by increased EBITDA is achieved through an efficient use of capital. During this period, the two separate financial measures are weighted equally. No restricted stock units will be earned unless a threshold EBITDA amount is met, and then payouts for each financial measure are also subject to threshold achievement. The performance-earned restricted stock units are convertible into shares of Common Stock in 2010.

For this award, Messrs. Siegal, Marabito and Wolfort were each granted a target performance-earned restricted stock units opportunity equal to 35% of his base salary, and Ms. Potash and Mr. Manson were each granted a target performance-earned restricted stock units opportunity equal to 25% of his or her base salary. Each of these award opportunities was then equally divided between achievement of the EBITDA and return on invested capital financial measures (17.5% each for Messrs. Siegal, Marabito and Wolfort, and 12.5% each for Ms. Potash and Mr. Manson). Based on actual performance, each named executive officer can earn up to 150%, or as little as 0%, of his or her total award opportunity.

For each financial measure, the Compensation Committee established a threshold, target and maximum performance goals to help determine the value of restricted stock units that will be earned based on actual performance measured at the end of the performance period. The following table indicates the award amounts that may be earned based on actual achievement:

			Earned Percentage of
	Earned Percentage of		Return on Invested
	EBITDA-Measured		Capital-Measured
	Performance Opportunity		Performance Opportunity[1]
	Siegal,		Siegal,
Level of Actual Performance	Marabito	Potash	Marabito	Potash
Compared to Performance Goals	and Wolfort	and Manson	and Wolfort	and Manson

Equals or exceeds maximum performance goal	26.25%	18.75%	26.25%	18.75%
Equals target performance goal	17.5%	12.5%	17.5%	12.5%
Equals threshold performance goal	13.1%	9.4%	8.8%	6.3%
Below threshold performance goal	0%	0%	0%	0%

[1]	If the threshold EBITDA performance goal is not achieved, no amount will be earned based on return on invested capital achievement.

We will interpolate these earned percentages for actual achievement that measures between performance goal levels above the threshold performance goal. Although we view our performance targets as ambitious goals for the performance-earned restricted stock units awards, we believe that they are achievable during the performance period if our named executive officers continue to provide superior performance. For more information on these performance-earned restricted stock unit awards, see the 2007 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2007 Fiscal Year-End Table and their accompanying narratives.

Personal Benefits and Perquisites.  In addition to their other compensation, our named executive officers also are eligible to receive other benefits, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to other similarly situated executives, as determined based on the Compensation Committee’s review of information supplied by Towers Perrin. The Compensation

Committee believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive compensation program and are useful in attracting and retaining qualified executives. They are not tied to our performance. These benefits consist of medical, dental, disability and life insurance benefits and 401(k) and profit-sharing plan contributions, pursuant to plans that are generally available to our employees. Perquisites consist of a car allowance, cell phone allowance, reimbursement for personal tax preparation and financial services fees, and payment of country club dues.

Retirement and Post-Employment Benefits.  We provide our executives with certain post-employment and severance benefits as summarized below and further described elsewhere in this Proxy Statement. The Compensation Committee believes these benefits are vital to the attraction and retention of qualified executives. These benefits provide the executives with the opportunity to address long-term financial planning with a greater degree of certainty, and also address our interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes.

We provide Messrs. Siegal, Wolfort and Marabito, as our most valuable executives, with the opportunity to participate in our Supplemental Executive Retirement Plan, which is a non-qualified defined contribution savings plan. Under the Supplemental Executive Retirement Plan, we provide an annual contribution for each participating executive, a portion of which is based only on the participant’s continued service with us, and an additional amount that is dependent on our return on invested capital for the applicable year. Each of these contribution components is referenced as a specified percentage of the executive’s base salary and cash incentive award amount for the year. In addition, each of the members of our senior management group, including our named executive officers, also may participate in our Executive Deferred Compensation Plan, a non-qualified voluntary contributory savings plan under which a participant may defer all or any portion of his annual incentive award and up to 90% of his base salary into one or more investment options that are the same as those available to all of our employees who participate under our 401(k) plan. The Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are further described below under the 2007 Non-Qualified Deferred Compensation Table.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into management retention agreements with each of our named executive officers, which agreements provide for the payment and provision of certain benefits if there is a change of control of the company and a termination of the executive’s employment with the surviving entity within a certain period after the change in control. We also have entered into employment agreements with Messrs. Siegal, Wolfort and Marabito that provide for the payment of certain severance benefits upon termination of employment other than after a change in control of the company. These agreements help ensure that our executive’s interests remain aligned with those of our shareholders during any time when an executive’s continued employment may be in jeopardy. They also provide some level of income continuity should an executive’s employment be terminated without cause. These agreements are further described under Potential Payments upon Termination or Change in Control below.

Other Compensation Policies

Effect of Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance-based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met. To the extent consistent with our compensation policies and the Compensation Committee’s assessment of the interests of shareholders, we seek to design our executive compensation programs to preserve our ability to deduct compensation paid to executives under these programs. However, the Compensation Committee also weighs the burdens of such compliance against the benefits to be obtained by us and may pay compensation that is not deductible or fully deductible if it determines that such payments are in our best interests. For example, bonuses paid under our Senior Management Compensation Program historically were not intended to satisfy the requirements for the performance-based compensation exemption from Section 162(m). The Compensation Committee has determined, however, that, to the extent practicable in view of its compensation philosophy, it will seek to structure our cash bonuses to satisfy the requirements for the performance-based exemption from Section 162(m). Therefore, we have adopted the Incentive Plan pursuant to shareholder approval and intend to award future cash bonuses under the plan as we believe that such bonuses paid to executives in accordance with the plan will qualify for the exemption for performance-based compensation.

Section 409A of the Internal Revenue Code.  Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with, or is not exempt from, Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to its executives. Accordingly, we intend to design our future deferred compensation arrangements, and may amend our previously adopted deferred compensation arrangements, to comply with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

James B. Meathe, Chairman
Martin H. Elrad
Thomas M. Forman
Howard L. Goldstein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, the Compensation Committee consisted of Messrs. Meathe, Elrad, Forman and Goldstein. None of the members of the Compensation Committee is (or ever was) an officer or employee of the company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

2007 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation earned during the year ended December 31, 2007 by our Chief Executive Officer, Chief Financial Officer and each of our three other named executive officers:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)

Michael D. Siegal,	2007	$605,000	$62,000	$79,406	$20,047	$532,730	$—	$306,272	$1,605,455
Chairman & Chief Executive Officer	2006	$575,000	$—	$—	$—	$599,394	$—	$334,154	$1,508,548
Richard T. Marabito,	2007	$325,000	$—	$42,656	$20,899	$532,730	$—	$176,220	$1,097,505
Chief Financial Officer	2006	$300,000	$—	$—	$—	$599,394	$—	$187,936	$1,087,330
David A. Wolfort,	2007	$550,000[7]	$—	$72,188	$20,047	$532,730[8]	$—	$267,512	$1,442,477
President & Chief Operating Officer	2006	$550,000[7]	$—	$—	$—	$599,394[8]	$—	$307,273	$1,456,667
Esther Potash,	2007	$165,865	$—	$16,406	$5,012	$177,577	$—	$30,948	$395,808
Chief Information Officer[9]
Richard A. Manson,	2007	$168,269	$—	$16,406	$5,012	$177,577	$—	$26,569	$393,833
Treasurer	2006	$150,000	$—	$—	$—	$199,798	$—	$26,317	$376,115

[1]	This amount represents a discretionary amount paid to Mr. Siegal for his continued superior performance in 2007.

[2]	The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the amounts of compensation cost recognized in 2007 for financial reporting purposes related to awards earned in 2007. See Note 10 to our condensed consolidated financial statements for the year ended December 31, 2007 for details as to the assumptions used to determine the fair value of the stock awards.

[3]	The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the amounts of compensation cost recognized in 2007 for financial reporting purposes related to awards earned in 2007. See Note 9 to our condensed consolidated financial statements for the year ended December 31, 2007 for details as to the assumptions used to determine the fair value of the option awards.

[4]	Represents amount earned by the named executive officers under our Senior Management Compensation Program. Of the incentive amounts earned in 2007, the named executive officers will receive a payment of 50% of the amount in 2008, 12.5% of the amount in 2009, and the remaining 37.5% of the amount in 2010. See the 2007 Grants of Plan-Based Awards Table below for a description of our Senior Management Compensation Program and the annual cash incentive awards granted to our named executive officers for 2007.

[5]	No above market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer in 2007.

[6]	Compensation reported in this column for 2007 includes: (1) the amount of contributions made on behalf of our named executive officers to our Supplemental Executive Retirement Plan ($248,655 for Mr. Siegal, $226,050 for Mr. Wolfort and $133,575 for Mr. Marabito) and our 401(k) and profit-sharing plan; (2) the premiums we paid for medical, dental, life and disability insurance for each named executive officer; and (3) the incremental cost to us of the following perquisites: country club dues, an allowance for personal tax return preparation fees and a cell phone and an automobile allowance.

[7]	Mr. Wolfort voluntarily deferred $50,000 of this amount in each of 2006 and 2007 into our Executive Deferred Compensation Program. See the narrative following the 2007 Nonqualified Deferred Compensation Table below for a description of the Executive Deferred Compensation Plan.

[8]	Mr. Wolfort voluntarily deferred $66,591 of this amount in 2007 and $71,928 of this amount in 2006 into our Executive Deferred Compensation Program. See the narrative following the 2007 Nonqualified Deferred Compensation Table below for a description of the Executive Deferred Compensation Plan.

[9]	We promoted Ms. Potash to the position of Chief Information Officer on May 1, 2007. The information in this table reflects her compensation for the full fiscal year.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth plan-based awards granted to our named executive officers during 2007.

								All Other	All Other		Grant
								Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
								Number	Number of	or Base	Stock
								of Shares	Securities	Price of	and
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)[3]	($)	($)[4]

Siegal	—	$0	$599,394	$3,000,000	—	—	—	—	—	—	—
	5/01/07	—	—	—	2,428	6,489	9,733	—	—	—	$317,588
	5/01/07	—	—	—	—	—	—	—	4,000	$32.63	$90,200
Marabito	—	$0	$599,394	$3,000,000	—	—	—	—	—	—	—
	5/01/07	—	—	—	1,304	3,486	5,229	—	—	—	$170,622
	5/01/07	—	—	—	—	—	—	—	4,170	$32.63	$94,034
Wolfort	—	$0	$599,394	$3,000,000	—	—	—	—	—	—	—
	5/01/07	—	—	—	2,208	5,899	8,848	—	—	—	$288,710
	5/01/07	—	—	—	—	—	—	—	4,000	$32.63	$90,200
Potash	—	$0	$199,798	$3,000,000	—	—	—	—	—	—	—
	5/01/07	—	—	—	504	1,340	2,010	—	—	—	$65,586
	5/01/07	—	—	—	—	—	—	—	1,000	$32.63	$22,550
Manson	—	$0	$199,798	$3,000,000	—	—	—	—	—	—	—
	5/01/07	—	—	—	504	1,340	2,010	—	—	—	$65,586
	5/01/07	—	—	—	—	—	—	—	1,000	$32.63	$22,550

[1]	These columns reflect estimated potential payout amounts under our Senior Management Compensation Program for each of our named executive officers. Annual cash incentive payouts are determined primarily based on our pre-tax income for the fiscal year under the Senior Management Compensation Program. The amounts set forth in the “target” column are representative target amounts that consist of the amounts earned by our named executive officers for 2006 under our Senior Management Compensation Program (except in the case of Ms. Potash). For Ms. Potash, this representative amount consists of the amount earned by Mr. Manson for 2006 under our Senior Management Compensation Program because Ms. Potash’s award opportunity was the same as that for Mr. Manson for 2007. Payouts under this program are capped at the maximum amount indicated in the table. For 2007, Messrs. Siegal, Wolfort and Marabito each earned an annual cash incentive payout of $532,730 and Ms. Potash and Mr. Manson each earned an annual cash incentive payout of $177,577 based on our pre-tax income, as further described in Compensation Discussion and Analysis above. Annual cash incentive payout amounts will be paid to each executive over a two-year period in accordance with the terms of our Senior Management Compensation Program, which is further described below.

[2]	These columns reflect estimated future restricted stock units payouts for performance-earned restricted stock units awards made under our Incentive Plan. The performance-earned restricted stock units may be earned based on our performance over a 32-month period, beginning May 1, 2007, and will be convertible into shares of our Common Stock in 2010, based on our achievement of two separate financial measures: (1) EBITDA (50% weighted); and (2) return on invested capital (50% weighted). No shares will be earned unless certain threshold amounts for the performance measures are met. Up to 150% of the targeted amount of performance-earned restricted stock units may be earned, as further described in Compensation Discussion and Analysis above.

[3]	This column reflects time-based stock options that we granted under our Stock Option Plan, as further described in Compensation Discussion and Analysis above. These options were granted on May 1, 2007, have an exercise price of $32.63 and vest in three equal installments on the first three annual anniversaries of the grant date.

[4]	The grant date fair value amounts in this column are calculated based on the maximum estimated future payout amounts disclosed for each named executive officer in this table.

Retention Agreements and Employment Agreements

We have entered into retention agreements and employment agreements with certain of our named executive officers. For more information about these agreements, see Potential Payments Upon Termination or Change In Control below.

Senior Management Compensation Program

Our named executive officers, Commercial Vice Presidents, General Managers, certain Managers and other employees, as determined by our named executive officers, are eligible to participate in our Senior Management Compensation Program, which was amended effective January 1, 2005. As discussed above in Compensation Discussion and Analysis, our Senior Management Compensation Program provides for an annual cash incentive payout to participants based on our pre-tax income results for the most recently completed fiscal year, which payout amounts may be increased or decreased based on our annual performance in certain key metrics established in advance by the Compensation Committee.

Annual cash incentive payouts are paid to participants as follows: 50% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for the year in which the amount is earned; 12.5% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for the first year after the year in which the amount is earned; and 37.5% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for the second year after the year in which the amount is earned. However, if the remaining 50% of the cash incentive payout amount is less than 25% of the participant’s base salary in the year in which the incentive was earned, then the entire cash incentive payout amount is paid to the participant at the time of the initial payment.

Eligible participants may defer amounts paid pursuant to our Senior Management Compensation Program under our Executive Deferred Compensation Plan described elsewhere in this Proxy Statement. A participant who is not employed by us at the end of our fiscal year will forfeit the participant’s annual cash incentive award. Notwithstanding the foregoing, a participant who terminates employment with us due to death, disability or retirement is eligible for a full or pro-rata annual cash incentive award at the discretion of our Compensation Committee. Additionally, a pro-rata annual cash incentive award will be paid in the event of a change of control.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END TABLE

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2007.

	Option Awards[1]					Stock Awards
								Equity
								Incentive
			Equity					Plan	Equity
			Incentive					Awards:	Incentive
			Plan					Number of	Plan Awards:
			Awards:			Number	Market	Unearned	Market or
	Number of	Number of	Number of			of Shares	Value of	Shares,	Payout Value
	Securities	Securities	Securities			or Units	Shares	Units or	of Unearned
	Underlying	Underlying	Underlying			of Stock	or Units	Other	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		That	of Stock	Rights	or Other
	Options	Options	Unearned	Exercise	Option	Have Not	That Have	That Have	Rights Have
	(#)	(#)	Options	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable[2]	Unexercisable[3]	(#)	($)	Date	(#)	($)	(#)	($)[4]

Siegal	—	4,000	—	$32.63	5/1/17	—	—	—	—
	—	—	—	—	—	—	—	2,428	$76,992
Marabito	20,000	—	—	$12.32	4/26/14	—	—	—	—
	—	4,170	—	$32.63	5/1/17	—	—	—	—
	—	—	—	—	—	—	—	1,304	$41,350
Wolfort	20,000	—	—	$8.75	4/23/09	—	—	—	—
	16,000	—	—	$4.84	4/26/10	—	—	—	—
	13,000	—	—	$2.63	4/30/11	—	—	—	—
	10,000	—	—	$5.28	4/26/12	—	—	—	—
	10,000	—	—	$3.50	5/8/13	—	—	—	—
	25,000	—	—	$12.32	4/29/14	—	—	—	—
	—	4,000	—	$32.63	5/1/17	—	—	—	—
	—	—	—	—	—	—	—	2,208	$70,016
Potash	1,334	—	—	$3.50	5/8/13	—	—	—	—
	—	1,000	—	$32.63	5/1/17	—	—	—	—
	—	—	—	—	—	—	—	504	$15,982
Manson	—	1,000	—	$32.63	5/1/17	—	—	—	—
	—	—	—	—	—	—	—	504	$15,982

1	Stock options referenced in this table were granted under our Stock Option Plan, which is further described below.

[2]	All of the exercisable options for Messrs. Marabito and Wolfort disclosed in this column have since been exercised, as reported on Forms 4 for each officer in 2008.

[3]	These options were granted on May 1, 2007, vest in three equal installments on the first three annual anniversaries of the grant date, and will be fully exercisable on May 1, 2010.

[4]	Value is based on the closing price of our Common Stock of $31.71 on December 31, 2007, as reported on The Nasdaq Global Market.

Stock Option Plan

We adopted the Olympic Steel, Inc. Stock Option Plan, which we refer to as the Stock Option Plan, effective January 6, 1994. It will expire in January 2009, though options outstanding under our Stock Option Plan upon its expiration will remain in effect until their respective termination dates. We authorized an aggregate of 1,300,000 shares of our Common Stock for issuance under the Stock Option Plan, none of which currently remain available for issuance of awards. Employees, non-employee directors and independent consultants are eligible to receive stock options under the Stock Option Plan. As of March 1, 2008, 18 employees and outside directors had outstanding options exercisable under the Stock Option Plan. In 2007, we granted options for the final 24,170 shares of Common Stock under the Stock Option Plan. We do not anticipate issuing any further awards under the Stock Option Plan.

The exercise price for stock options issued under the Stock Option Plan is established as the fair market value of a share of Common Stock on the date of grant. For the 2007 grants, the price used was the closing price of shares on The Nasdaq Global Market on the date of grant. Stock options become exercisable in accordance with the terms established by our Compensation Committee and expire ten years from the date of grant. Previously granted stock options have been issued with vesting schedules ranging from six months to three years. To the extent possible, we issue shares of our treasury stock to option holders in satisfaction of shares issuable upon the exercise of stock options. Stock options granted under the Stock Option Plan generally terminate in the event of termination of employment or services. However, under certain circumstances, options may be exercised within three months after the date of termination of employment or services, or within one year of a participant’s death, but in any event not beyond the original term of the stock option. Upon a change in control (as defined in the plan) of the company, all stock options may become immediately exercisable or may be terminated at the discretion of the Compensation Committee.

Incentive Plan

As discussed above under Compensation Discussion and Analysis, at the 2007 Annual Meeting of Shareholders, our shareholders approved the Incentive Plan. The Incentive Plan provides us with the authorization to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, directors and consultants. Under the Incentive Plan, 500,000 shares of our Common Stock are available for equity grants.

Stock Options.  If an award under the Incentive Plan is made in the form of stock options, the price of the option cannot be less than the fair market value of the underlying shares on the date of grant. Unless the Compensation Committee determines otherwise, fair market value for all purposes under the Incentive Plan is the last closing price of a share of our Common Stock as reported on The Nasdaq Global Market, or, if applicable, on another national securities exchange on which the Common Stock is principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Common Stock on such date, then on the most recent immediately preceding date on which there were any sales of Common Stock on such principal trading exchange. The term of stock options cannot exceed ten years. The Compensation Committee is entitled to set all conditions in connection with a participant’s right to exercise an award and may impose such conditions as it sees fit. No participant may be awarded incentive stock options that are first exercisable during any calendar year which involve shares having a fair market value, determined at the time of grant, in excess of $100,000. Options are settled in shares.

Stock Appreciation Rights.  Awards under the Incentive Plan may take the form of stock appreciation rights, which allow the holder to realize the value of the difference between the market price of our Common Stock at the time that the rights are granted and the market value of that stock when the rights are exercised. The term of stock appreciation rights cannot exceed ten years. If the value of the stock has not increased during that time, the rights will have no value. Stock appreciation rights may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement.

Restricted Share and Restricted Share Units.  Awards under the Incentive Plan may take the form of restricted shares and restricted share units, which involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Compensation Committee may impose. The restrictions lapse if either the holder remains employed by us for a period of time established by the Compensation Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Compensation Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted share unit awards are settled in shares.

Performance Shares.  Awards under the Incentive Plan may take the form of performance shares. The period of time over which performance goals are measured must be set in advance of establishing the performance goal or goals for the period of time and will be of such duration as the Compensation Committee shall determine. Performance shares may be settled in shares.

Other Stock-Based Awards and Cash-Based Awards.  Other stock-based awards are awards of stock-based compensation that do not fit within the scope of the other specifically enumerated types of awards. The Compensation Committee may make cash-based awards with a range of payments levels. Cash-based awards may be based upon the achievement of performance goals. Other stock-based awards and cash-based awards may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement. Under the Incentive Plan, cash-based awards may not be settled with restricted stock.

The following table provides information as of December 31, 2007 regarding shares outstanding and available for issuance under the Stock Option Plan and the Incentive Plan:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	245,185	$14.64	458,622
Equity compensation plans not approved by security holders	—	—	—

Totals	245,185	$14.64	458,622

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding each exercise of a stock option by our named executive officers during 2007.

	Options Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on vesting	on Vesting

Siegal	103,333	$2,663,525	—	—
Marabito	25,000	$682,350	—	—
Wolfort	120,000	$3,858,800	—	—
Potash	—	—	—	—
Manson	11,000	$243,590	—	—

2007 PENSION BENEFITS

None of the named executive officers participates in a defined benefit pension plan sponsored by us. All named executive officers participate in the same defined contribution plan as all of our other non-union employees.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to participation by the named executive officers in our Supplemental Executive Retirement Plan and Executive Deferred Compensation Plan during 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals or	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year[1]	Fiscal Year[2]	Distributions	Fiscal Year-End

Siegal[a]	$—	$281,175	$76,622	$—	$674,551
Marabito[a]	$—	$146,700	$22,437	$—	$334,839
Wolfort[a]	$—	$268,950	$55,116	$—	$557,712
Wolfort[b]	$121,928[3]	$—	$18,965	$—	$191,799
Potash	$—	$—	$—	$—	$—
Manson	$—	$—	$—	$—	$—

[a]	Supplemental Executive Retirement Plan

[b]	Executive Deferred Compensation Plan

[1]	The amounts reported in this column have been included with respect to each officer in the “All Other Compensation” column of the 2007 Summary Compensation Table, as described in footnote (6) to that table.

[2]	No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2007 Summary Compensation Table. Please see the discussions of the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan below for a description of how earnings are calculated under each plan.

[3]	This amount represents the portion of Mr. Wolfort’s 2007 salary and bonus, as reported in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table, that was deferred into the Executive Deferred Compensation Plan.

Supplemental Executive Retirement Plan

On January 1, 2005, we established the Supplemental Executive Retirement Plan in order to provide unfunded deferred compensation to a select group of our officers, management and highly compensated employees. Currently, Messrs. Siegal, Wolfort and Marabito and Ms. Potash (beginning January 1, 2008) are the only named executive officers who participate in the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan provides for a single lump sum payment to participants of their vested account balance, as adjusted for earnings and losses prior to distribution, following a “qualified” retirement from the company. Participants who retire from the company after attaining age 62 will be entitled to receive a lump sum payment of their vested account balance six months after the date of retirement. Participants who retire from the company after attaining age 55, but prior to attaining age 62, will be entitled to receive a lump sum payment of their vested account balance after the later of the attainment of age 62 or six months following the date of retirement.

Generally, benefits under the Supplemental Executive Retirement Plan vest at the end of the five-year period after the executive becomes a participant in the Supplemental Executive Retirement Plan. The benefits of Ms. Potash, who became a participant in the Supplemental Executive Retirement Plan on January 1, 2008, vest according to this schedule. However, the benefits of Messrs. Siegal, Wolfort and Marabito, who became participants in the Supplemental Executive Retirement Plan as of January 1, 2005, vested as follows: 50% on December 31, 2005; 75% on December 31, 2006; and 100% on December 31, 2007.

Participants’ benefits under the Supplemental Executive Retirement Plan will become fully vested upon (1) death while an employee of the company, (2) termination of employment due to disability, (3) the effective date of any termination of the Supplemental Executive Retirement Plan, or (4) the date of a change of control.

We annually allocate a deemed “base contribution” under the Supplemental Executive Retirement Plan for each participant in an amount equal to thirteen percent (13%) of a participant’s “Applied Compensation.” A participant’s “Applied Compensation” is the sum of: (1) the participant’s annual base salary; plus (2) the lesser of (a) the actual bonus earned by the participant under the Senior Management Compensation Program in the applicable year, or (b) 50% of the participant’s annual base salary earned in the applicable year. Additionally, in the case of Messrs. Siegal, Wolfort and Marabito, we annually allocate a deemed “incentive contribution” under the Supplemental Executive Retirement Plan for each participant, based on our return on invested capital for the applicable year, in an amount of 0 to 19.6% of the participant’s Applied Compensation. The percentage is determined in accordance with the following table:

Percentage of Participant’s
Actual Return on Invested Capital	Applied Compensation

5% or Less	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%

A participant’s account will be credited with earnings and losses based on the performance of investment funds selected by the participant. Account balances are credited with earnings, gains or losses based on the performance of investment options that are the same as those available to all of our employees who participate under our 401(k) plan.

Earnings under the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are based on the following underlying funds, which had the following annual returns in 2007:

Fund[1]	Annual Return
(%)

MetLife Stable Value Fund	4.8
American Funds Capital World Growth & Income	17.4
American Funds EuroPacific Growth	18.9
American Funds Growth Fund of America	10.9
Franklin Flex Capital Growth	16.0
Franklin US Government Securities	6.4
Oppenheimer Main Street Small Cap	−1.6
MFS International New Discovery	8.9
MFS Research Bond	3.9
MFS Total Return Fund	5.0
MFS Value Fund	7.6
Munder Index 500	4.8
Davis Opportunity	−1.4
Oppenheimer Strategic Income	9.2
Pioneer Oak Ridge Small Cap Growth	10.4
Victory Diversified Stock	10.4
Principal Inv SAM Balanced Portfolio	8.3
Principal Inv SAM Conservative Balanced	7.2
Principal Inv SAM Conservative Growth	9.1
Principal Inv SAM Flex Inc	5.6
Principal Inv SAM Strategic Growth	9.3
PIMCO Funds Money Market	4.8

[1]	These investment options are the same as those available to all of our employees who participate under our 401(k) plan

Executive Deferred Compensation Plan

The Olympic Steel, Inc. Executive Deferred Compensation Plan, which we refer to as the Executive Deferred Compensation Plan, is a non-qualified contributory savings plan we established, effective December 1, 2004, for the purpose of providing a tax effective deferred compensation opportunity for a select group of our management and/or highly compensated employees. Currently, Mr. Wolfort is the only participant who has elected to participate in the plan.

Participants may defer all or any portion of their annual incentive award and up to 90% of their base salary to the Executive Deferred Compensation Plan. Each Participant is eligible to designate one or more investment options that are available under our 401(k) and profit-sharing plan as the deemed investment(s) for the participant’s deferred compensation account or such other investment options determined appropriate in the sole discretion of the Board. Employee deferrals are credited with earnings, gains or losses based on the performance of investment options that are available under our 401(k) and profit-sharing plan and selected by the employee. Earnings under the Executive Deferred Compensation Plan are based on the same funds, with same annual returns for 2007, as described above with respect to the Supplemental Executive Retirement Plan. A participant’s contributions are always 100% vested, and distributions from the plan will be paid in cash in a single lump sum upon termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

Retention Agreements

We have executed retention agreements with Messrs. Siegal, Wolfort, Marabito and Manson and Ms. Potash. Under these agreements, which do not become operative unless we incur a change in control (as defined in the agreements), we agreed to continue the employment of the officer for a certain period following the change in control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the change in control. If the officer’s employment is terminated without cause or by the officer for “good reason” during such period, or if the officer terminates his employment for any reason or no reason during the 12-month period following a change in control, the officer is entitled to receive a lump-sum severance payment with continuation of medical, dental, disability and life insurance benefits for one year (two years in the cases of Messrs. Siegal and Wolfort). The applicable period for Messrs. Siegal and Wolfort is two years and their severance payment is equal to 2.99 times the average of their respective last three years’ compensation, while the applicable period for Mr. Manson and Ms. Potash is one year and their severance payment is equal to the average of their respective last three years’ compensation. We recently amended the retention agreement with Mr. Marabito to change his severance payment from one to two times the average of his respective last three years’ compensation to coincide with the terms of his 2006 employment agreement. Under our long-term equity-based incentive program, upon a change in control, each of our named executive officers would also be entitled to receive a payout for his or her performance-earned restricted stock units award made under our Incentive Plan, as discussed above, at the greater of the target level or actual achievement for the performance period.

Compensation for purposes of this calculation includes salary, cash bonus, company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan on behalf of the officer, personal tax preparation fees, and automobile allowance (and country club dues in the cases of Messrs. Siegal and Wolfort). These retention agreements also provide that, in the event that any of the payments or benefits described above would constitute a “parachute payment” under Internal Revenue Code Section 280G, the payments or benefits provided will be reduced so that no portion is subject to the excise tax imposed by Internal Revenue Code Section 4999, but only to the extent such reduction will result in a net after tax benefit to the officer. Each of the retention agreements contains a non-competition prohibition for one year post-employment (two years in the cases of Messrs. Siegal and Wolfort).

The table below reflects the approximate amounts that would be payable to each named executive officer under their retention agreement assuming that we incurred a change in control at December 31, 2007, that the officer’s employment was terminated in a manner triggering payment of the above benefits, and that no reduction of benefits would be made in order to avoid excise taxes imposed by Internal Revenue Code Section 4999.

	Siegal	Marabito	Wolfort	Potash	Manson

Salary	$1,749,150	$308,334	$1,519,917	$150,000	$152,333
Cash Incentive Payout	$1,683,200	$562,943	$1,683,200	$178,653	$190,717
Retirement Plan Contribution Amounts[1]	$847,270	$155,358	$739,451	$13,033	$13,033
Personal Benefit Amount[2]	$133,492	$20,100	$140,551	$4,050	$900
Continuation of Insurance Coverage[3]	$46,556	$13,364	$50,436	$13,364	$13,364
Long-Term Equity Based Incentive Payout[4]	$205,766	$110,541	$187,057	$42,491	$42,491
Total[5]	$4,665,434	$1,170,640	$4,320,612	$401,591	$412,838

[1]	The amounts in this column represent the lump sum payment amount that would be paid to the officer in respect of company contributions on behalf of the officer to our 401(k) and profit-sharing plan and, in the cases of Messrs. Siegal, Wolfort and Marabito, the Supplemental Executive Retirement Plan ($270,335 for Mr. Siegal, $234,275 for Mr. Wolfort and $142,325 for Mr. Marabito).

[2]	The amounts in this column represent the lump sum payment amount that would be paid to the officer in respect of following personal benefits and perquisites provided to the officer: automobile allowance (in the cases of Messrs. Siegal, Wolfort and Marabito and Ms. Potash), fees for personal tax and financial planning (in the cases of Messrs. Siegal, Wolfort and Marabito) and country club dues (in the cases of Messrs. Siegal and Wolfort).

[3]	The amounts in this column represent 2.99 times the amounts that we would be paid for the continuation of medical, dental, disability and life insurance coverage for Messrs. Siegal and Wolfort, and 1 times the amounts for Messrs. Marabito and Manson and Ms. Potash.

[4]	The amounts in this column represent the value of each officer’s target performance-earned restricted share units award based on the closing price of our Common Stock of $31.71 on December 31, 2007, as reported on The Nasdaq Global Market.

[5]	The amounts in this column represent 2.99 times the total compensation amount in the cases of Messrs. Siegal and Wolfort, and 1 times the total compensation amount in the cases of Messrs. Marabito and Manson and Ms. Potash, plus each officer’s target payout amount for his or her performance-earned restricted share units award.

Employment Agreements

Siegal Employment Agreement.  On August 8, 2006, we entered into an employment agreement with Michael D. Siegal pursuant to which Mr. Siegal will serve as our Chairman and Chief Executive Officer for a term ending January 1, 2010, with an automatic three-year extension unless we or Mr. Siegal provides notice otherwise on or before July 1, 2009.

Under the agreement, Mr. Siegal received a base salary of $605,000 in 2007, which is subject to possible future increases as determined by the Board.

During the period of employment, Mr. Siegal will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2006, as amended, or such other bonus plan that replaces that plan, and Mr. Siegal will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Siegal’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning, and an allowance for country club dues and automobile and cell phone allowances, as in effect on the date of termination, during the period ending on the earliest of (1) January 1, 2010, (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Siegal’s employment is terminated due to death or disability, he or his estate will continue to receive his base salary, and he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Siegal’s employment had been terminated due to death or disability as of December 31, 2007, he or his estate would be entitled to receive $605,000 in respect of his base salary and $10,727 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Siegal’s employment without cause as of December 31, 2007, he would be entitled to receive the following benefits: $1,210,000 in respect of his base salary, $1,065,460 in respect of his bonus, $524,310 in company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $28,484 in premiums for coverage under our medical, dental, disability and life insurance programs, $19,500 for reimbursement of personal tax and financial planning fees, and $78,062 allowances for country club dues, an automobile and a cell phone, for a total of $2,925,816.

Wolfort Employment Agreement.  Mr. Wolfort serves as our President and Chief Operating Officer pursuant to an employment agreement, effective January 1, 2006, expiring on January 1, 2011, with an automatic three-year extension unless we or Mr. Wolfort provides notice otherwise on or before July 1, 2010. Under the agreement, Mr. Wolfort received a base salary of $550,000, subject to possible future increases as determined by the Compensation Committee. During the period of employment, Mr. Wolfort will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2006, as amended, or such other bonus plan that replaces that plan, and Mr. Wolfort will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Wolfort’s employment without cause during the employment term, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, for a period ending on the earlier of (1) December 31, 2010 (subject to extension), (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Wolfort’s employment is terminated due to death or disability, he or his estate will continue to receive his base salary, and he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Wolfort’s employment had been terminated due to death or disability as of December 31, 2007, he or his estate would be entitled to receive $550,000 in respect of his base salary and $10,727 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Wolfort’s employment without cause as of December 31, 2007, he would be entitled to receive the following benefits: $1,100,000 in respect of his base salary, $1,065,460 in respect of his bonus, $479,100 in company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $30,904 in premiums for coverage under our medical, dental, disability and life insurance programs, $20,000 for reimbursement of personal tax and financial planning fees, and $88,880 allowances for country club dues, an automobile and a cell phone, for a total of $2,784,344.

Marabito Employment Agreement.  On August 8, 2006, we entered into an employment agreement with Richard T. Marabito pursuant to which Mr. Marabito will serve as our Chief Financial Officer for a term ending January 1, 2012, with an automatic three-year extension unless we or Mr. Marabito provides notice otherwise on or before July 1, 2011. Under the agreement, Mr. Marabito received a base salary of $325,000 for 2007, which is subject to possible future increases as determined by the Board. During the period of employment, Mr. Marabito will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2006, as amended, or such other bonus plan that replaces that plan, and Mr. Marabito will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Marabito’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an automobile and cell phone allowance, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2012, (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Marabito’s employment is terminated due to death or disability, he or his estate will continue to receive his base salary, and he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Marabito’s employment had been terminated due to death or disability as of December 31, 2007, he or his estate would be entitled to receive $325,000 in respect of his base salary and $10,727 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Marabito’s employment without cause as of December 31, 2007, he would be entitled to receive the following benefits: $650,000 in respect of his base salary, $1,065,460 in respect of his bonus, $294,150 in company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $24,138 in premiums for coverage under our medical, dental, disability and life insurance programs, $16,000 for reimbursement of personal tax and financial planning fees, and $28,200 allowances for an automobile and a cell phone, for a total of $2,077,948.

Retirement Plans

Messrs. Siegal, Wolfort and Marabito and Ms. Potash are eligible to participate in our Supplemental Executive Retirement Plan and each of our named executive officers is eligible to participate in our Executive Deferred Compensation Plan. The aggregate account balance of each named executive officer under these plans and a description of the amounts payable to each such executive upon retirement from their employment with us are provided under the 2007 Nonqualified Deferred Compensation Table above.

2007 DIRECTOR COMPENSATION TABLE

The following table summarizes compensation paid to our non-employee directors in 2007:

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
Name	Cash	Awards[1]	Awards[2]	Compensation	Compensation	Compensation	Total

James B. Meathe	$50,000	$58,734	$—	$—	$—	$—	$108,734
Martin H. Elrad	$50,000	$58,734	$—	$—	$—	$—	$108,734
Howard L. Goldstein	$55,000	$58,734	$—	$—	$—	$—	$113,734
Thomas M. Forman	$45,000	$58,734	$—	$—	$—	$—	$103,734
Ralph M. Della Ratta	$45,000	$58,734	$—	$—	$—	$—	$103,734

[1]	The amounts shown do not reflect compensation actually received by the non-employee director. The amounts shown in this column are the amounts of compensation cost recognized in 2007 for financial reporting purposes related to awards in 2007. See Note 10 to our condensed consolidated financial statements for the year ended December 31, 2007 for details as to the assumptions used to determine the fair value of the stock awards. Each of the non-employee directors had restricted share unit awards outstanding as of December 31, 2007 for 1,800 shares. The entire grant date fair value of the stock awards issued to each of the non-employee directors in 2007 was $58,734.

[2]	The non-employee directors had option awards outstanding as of December 31, 2007 for the following number of shares: Mr. Meathe, 19,000; Mr. Elrad, 4,000; Mr. Goldstein, 15,000; Mr. Forman, 15,000; and Mr. Della Rata, 4,000.

During 2007, each Director who was not one of our employees received a $45,000 annual retainer, payable in quarterly installments and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit and Compliance Committee Chairman received an additional $10,000 and the Chairmen of the Compensation and Nominating Committees each received an additional $5,000. Upon appointment to the Board, each outside Director is entitled to a stock option grant of 10,000 shares. Directors who are also our employees receive no additional remuneration for serving as Directors.

On May 1, 2007, the Compensation Committee approved the grant of 1,800 time-based restricted stock units to each non-employee director. Subject to the terms of the Incentive Plan and the restricted stock units award agreement executed by each non-employee director, the restricted stock units vested on January 1, 2008. The restricted stock units are not converted into shares of Common Stock until the director either resigns or is terminated from the Board.

RELATED PARTY TRANSACTIONS

We have adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which we are a participant and in which a director, director-nominee, executive officer or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by our Audit and Compliance Committee. Following review, our Audit and Compliance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to us than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chairman of our Audit and Compliance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $500,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to our executive officers and directors; other companies or charitable organizations where the amounts involved do not exceed $500,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

Since 1956, a partnership partially owned by family members of Mr. Siegal has owned a Cleveland warehouse and currently leases it to us at an annual rental of $195,300. The lease expires in 2010, subject to one 10-year renewal.

We purchased several business insurance contracts through an insurance broker that formerly employed Mr. Meathe. Commissions and fees we paid to the insurance broker were approximately $106,000 during 2007.

Mr. Forman serves on the Board of Advisors for a firm that provides consulting and psychological testing profiles for prospective employees. Fees we paid to the firm were approximately $11,000 during 2007.

The relationships described above have been reviewed and ratified in accordance with our policy for review of transactions with related persons.

AUDIT COMMITTEE REPORT

The purpose of the Audit and Compliance Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit and Compliance Committee charter describes in greater detail the full responsibilities of the committee and is available through the “Investor Relations” section of our website at www.olysteel.com. The Audit and Compliance Committee is comprised solely of independent Directors as defined by the listing standards of the Nasdaq Global Market and by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

The Audit and Compliance Committee has reviewed and discussed our consolidated financial statements with management and PwC, our independent auditors. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. The Audit and Compliance Committee monitors and oversees these processes on behalf of the Board.

During 2007, the fourth year of certification, management continued to review and enhance the internal control evaluation process and the Audit and Compliance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Audit and Compliance Committee receives periodic updates provided by management and PwC at each regularly scheduled Audit and Compliance Committee meeting. These updates occur at least quarterly. The Audit and Compliance Committee also holds regular private sessions with PwC to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit and Compliance Committee with, and the Audit and Compliance Committee reviews, a report on the effectiveness of our internal control over financial reporting. The Audit and Compliance Committee also reviews the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, as well as PwC’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its integrated audit of our fiscal 2007 consolidated financial statements and the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements for 2007 with management and discussed with our independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the PCAOB in Rule 3200T, and Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements). The Audit and Compliance Committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit and Compliance Committee), as adopted by the PCAOB in Rule 3600T, from PwC and discussed that firm’s independence with representatives of the firm. The Audit and Compliance Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with PwC the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit and Compliance Committee’s review of the audited consolidated financial statements and its discussions with management and our independent auditors, the Audit and Compliance Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2007 in our Annual Report on Form 10-K filed with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee:

Howard L. Goldstein, Chairman
Martin H. Elrad
Thomas M. Forman
Ralph M. Della Ratta

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as its independent auditors for 2008. The decision to retain PwC was made by the Audit and Compliance Committee.

Audit Fees.  Aggregate fees for professional services rendered by PwC for the audit of our annual financial statements and for its review of the financial statements included in our Forms 10-Q were $465,000 for 2007 and $530,900 for 2006. Services performed in 2007 and 2006 include the audit of our annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit-Related Fees.  Aggregate fees for assurance and related services by PwC that were reasonably related to the performance of the audit or review of our financial statements and which were not reported under “Audit Fees” above were $0 in both 2007 and 2006.

Tax Services.  There were no fees for tax services paid to PwC in 2007 and 2006.

All Other Fees.  There were no other fees paid to PwC in 2007 or 2006.

Pre-Approval Policy.  All services listed above were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval by the Audit and Compliance Committee of non-audit services provided by PwC.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of the Company is not aware that any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2009 Annual Meeting of Shareholders is expected to be December 2, 2008.

Shareholder nominations of a person for possible election as a Director for our 2009 Annual Meeting of Shareholders must be received by the Company not later than January 1, 2009, and must be in compliance with applicable laws and regulations and the requirements set forth in our Amended and Restated Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board may recommend at our 2009 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in our proxy materials for such meeting and we do not receive proper notice of such proposal at our principal executive offices by February 15, 2009. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under law, an appropriate subject for shareholder action in order to be brought before the meeting.

Any such proposals should be sent in care of the Corporate Secretary at our principal executive offices.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2007, including our consolidated financial statements and the report thereon of Pricewaterhouse Coopers LLP, is being mailed to shareholders with this Notice of the Annual Meeting and Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2008

This Proxy Statement is available free of charge on the Investor Relations section of our website through the “Financial Information” and “SEC Filings” links at (http://www.olysteel.com/sec_filings.phtml). Our Annual Report for the year ended December 31, 2007 is available free of charge on the Investor Relations section of our website through the “Financial Information” and “Annual Reports” links at
(http://www.olysteel.com/annual reports.phtml).

By Order of the Board of Directors

Christopher M. Kelly
Secretary
April 1, 2008

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2.

							FOR	AGAINST	ABSTAIN
1.	Election of four Directors				2.	Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2008.	☐	☐	☐
	Nominees:	FOR	WITHHELD	FOR ALL EXCEPT
		ALL	FOR ALL	AS INDICATED
	01 David A. Wolfort	☐	☐	☐
	02 Ralph M. Della Ratta				3.	Transact such other business as may properly come before the Annual Meeting and any adjournments thereof.
	03 Martin H. Elrad

	04 Howard L. Goldstein

	Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning
your proxy in the enclosed envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

Proxy
Proxy

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2008
This Proxy is Solicited by the Board of Directors

     At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on April 30, 2008, and at any adjournment, MICHAEL D. SIEGAL and DAVID A. WOLFORT, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign, date and return this proxy card. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election as Directors of all of the nominees noted on the reverse side and FOR the other proposal noted on the reverse side. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgement on any other matters that may properly come before the Annual Meeting and any adjournments thereof.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲